Exhibit 99.1

OCZ Announces Preliminary 1Q14 Financials

SAN JOSE, CA—July 15, 2013—OCZ Technology Group, Inc. (Nasdaq: OCZ), a leading provider of high-performance solid-state drives (SSDs) and power management solutions for computing devices and systems today announces selected preliminary financial results for the first quarter ended May 31, 2013, subject to customary closing and audit procedures.

Preliminary revenue for the first quarter of fiscal 2014 is estimated to be between $50 and $55 million. The sequential decrease in revenue was primarily due to the continued tight supply of NAND flash. The Company’s revenue mix continued to shift towards the mainstream and higher-end client markets, as well as enterprise and OEM solutions as the Company continued to focus on these end markets. At the end of the quarter there was an additional $23 million of shippable backlog that was unrealized in the quarter due to supply constraints.

Gross margin continued to improve and is estimated to be between 17% and 20% for the first fiscal quarter as revenue generated from our Enterprise solutions increased sequentially. The Company continued to reduce its operating expenses by further reducing non critical spending. The Company’s break-even level continues to improve due to these actions. Operating expenses for the first quarter are estimated to be between $20 and $22 million, which include restatement related expenses of approximately $1.5 million and stock compensation charges of approximately $2 million. Cash flow improved as we reduced our quarterly cash usage to approximately $6 million in the quarter. Cash ended the quarter between $6 and $7 million with total debt outstanding of $10 million. The Company expects that it will require access to additional capital which it is currently in the process of securing.

“The results for our first quarter of fiscal 2014 reflects the Company’s strategy to focus on strategic market opportunities where we add value and offer differentiated solutions for our customers,” stated Ralph Schmitt, CEO of OCZ Technology, “We had record enterprise sales during the quarter which were greater than $25 million of our overall sales. We continue to build our pipeline of opportunities in this focus market. We also introduced our first appliance based product called ZD-XL. This total solution takes advantage of all the Company’s hardware and software IP and offers an innovative and easy to deploy system solution to our customers.”

Our balance sheet also improved as we continue to drive down our inventory levels to $35 to $40 million and our channel inventory remained lean which ended the quarter below $20 million.

“We expect to continue to experience supply constraints of NAND in the second quarter but have established strong supply commitments to adequately meet demand in the third and fourth quarters,” continued Mr. Schmitt, “Our goal remains to break even in this fiscal year.”

Over OCZ’s first quarter, the Company introduced three key products beginning with Version 1.3 of its popular VXL Cache and Virtualization Software at the CeBit Show in Hannover, Germany in March 2013. This new software release works in conjunction with the OCZ’s Z-Drive R4 PCIe SSD Series to further evolve the solution’s synchronous data mirroring capabilities and automatic server failover mechanisms to enable ‘SAN-less,’ highly available (HA), fault tolerant environments based entirely on virtualized host flash. Additionally, VXL 1.3 features an automatic cache warm-up scheduler that allows critical data to be pre-loaded in Z-Drive R4 SSD flash cache to ensure that this important data is available at the precise time that the application needs it.

In April 2013, OCZ’s new ZD-XL SQL Accelerator became a finalist for the Best of Interop® award in the Data Center & Storage category, and in May 2013, at the show in Las Vegas, earned the prestigious award. The award-winning product is a plug-and-play, tightly integrated hardware/software enterprise solution that accelerates Microsoft SQL Server database performance by up to 25x, and provides simple best practice wizards for quick and easy deployment. SQL Server OLTP and OLAP workloads benefit from accelerated flash performance via caching policies that ensure high hit ratios for the most relevant SQL data. This innovative cache mechanism also employs unique pre-warming cache logic which loads critical data to cache in advance of SQL I/O access to it. The tight integration of flash hardware, acceleration software, firmware and driver delivers an immediate performance boost, reduced TCO and improved productivity for customers.

Also in May 2013, OCZ released its new Vertex 450 SATA III SSD Series featuring the Company’s proprietary Barefoot 3 M10 Series controller. Replacing 25nm-based Vertex 4 SSDs, the new Vertex 450 uses state-of-the-art 20nm NAND flash process geometry to deliver superior, cost-effective solid-state storage and features for mainstream client computing applications. The powerful and feature-rich Barefoot 3 M10 controller was completely designed in-house by OCZ and delivers high-speed sequential transfers and consistent sustained performance over time regardless of whether the file formats are compressed or uncompressed resulting in faster file transfers, boot-ups and a more responsive storage experience. An advanced suite of flash management tools that analyze and dynamically adapt to NAND flash cell wear to heighten data integrity over the long term is also included. The Vertex 450 has been positively reviewed throughout the world and also recently showcased at the Computex Show/Taiwan in June 2013.

Over this first quarter, OCZ also announced technological developments with key enterprise vendors that included Mellanox® Technologies, NETGEAR® and Accusys Inc. The Mellanox collaboration includes a Mellanox ConnectX®-3 EN, 40 Gigabit Ethernet (GbE) network interface card (NIC) that works in conjunction with OCZ’s new ZD-XL SQL Accelerator to deliver high-speed data replication and high availability (HA) services of SQL Server installations through Microsoft AlwaysOn capabilities.

OCZ’s 100GB capacity enterprise-class Deneva 2 SATA III-based SSDs were qualified on NETGEAR ReadyDATA™ 516, 6-bay desktop networked-attached storage (NAS) devices designed specifically for small and medium-sized businesses (SMBs) that do not utilize a data center or for branch offices requiring powerful on-site storage capabilities. OCZ’s Deneva 2 SSDs help deliver complete ‘data center storage in a box’ functionality in a simplified design at a price that is cost-effective for even the smallest business sites.

OCZ’s enterprise-class Deneva 2 SSDs supporting 480GB storage capacities were also qualified for the Accusys Inc. ExaSAN 8-bay RAID system and the second successful qualification of Deneva 2 SSDs for this platform. The Accusys ExaSAN B08S2-P2 RAID storage system is a cost-effective, high-performance, small form factor Direct attached Storage (DAS) solution that is pre-installed to support up to eight OCZ Deneva 2 SSDs (either 240GB or 480GB capacities). With Deneva 2 SSDs implemented, terabytes of storage capacity are available for demanding high definition editing applications as large 2K or 4K files can be stored easily while delivering file copies, migrations and transfers at very high-speed.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering a complete spectrum of solid-state drives (SSDs), OCZ provides SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address a wide range of client and enterprise applications. Having developed firmware and controller platforms, to virtualization and endurance extending technologies, the company delivers vertically integrated solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged by customers. For more information, please visit: www.ocz.com.

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, the risk that the process of preparing and auditing the financial statements or other subsequent events would require OCZ to make additional adjustments; the time and effort required to complete the restatement of the financial reports; the ramifications of OCZ’s potential inability to timely file required reports; including potential delisting of OCZ’s common stock on NASDAQ; the risk of litigation or governmental investigations or proceedings relating to such matters; market acceptance of OCZ’s products and OCZ’s ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ’s ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; OCZ’s ability to obtain sufficient NAND flash; and OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in “Item 1A — Risk Factors” in Part I in OCZ’s Annual Report on Form 10-K filed with the SEC on May 14, 2012, and statements made in other subsequent filings. The filing is available both at www.sec.gov as well as via OCZ’s website at www.ocz.com. OCZ does not undertake to update its forward-looking statements.

All trademarks or brand names referred to herein are the property of their respective owners.

Contact:

OCZ Press

Scott Harlin

Director of Marketing Communications

(408) 440-3484

sharlin@ocztechnology.com

OCZ Investor Relations

Bonnie Mott

Senior Manager of Investor Relations

(408) 440-3428

bmott@ocztechnology.com